Garmin Reports Solid Third Quarter 2013 Results and Raises Full Year Outlook

Schaffhausen, Switzerland / October 30, 2013/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fiscal quarter ended September 28, 2013. Highlights in the quarter include:

•	Total revenue of $644 million in third quarter 2013 with non-automotive/mobile segments of outdoor, fitness, aviation and marine delivering 50% of total revenues and growing 12% over the year ago quarter
•	Operating margin of 24% with 65% of operating profit from non-automotive/mobile segments
•	Introduced the VIRB™ and VIRB Elite action cameras, offering unique features available only through the integration with Garmin products and sensors
•	Announced the Edge® Touring cycling computer and updates to our popular Forerunner® GPS running watches
•	Generated $205 million of free cash flow in third quarter 2013

(in thousands,	13-Weeks Ended			39-Weeks Ended
except per share data)	Sept 28,	Sept 29,	Yr over Yr	Sept 28,	Sept 29,	Yr over Yr
	2013	2012	Change	2013	2012	Change
Net sales	$643,637	$672,376	-4%	$1,872,156	$1,947,127	-4%
Automotive/Mobile	322,520	384,393	-16%	919,810	1,055,786	-13%
Outdoor	101,350	105,572	-4%	284,372	283,230	0%
Aviation	83,459	72,857	15%	251,970	221,676	14%
Fitness	81,007	64,788	25%	237,660	217,815	9%
Marine	55,301	44,766	24%	178,344	168,620	6%

Gross profit %	55%	53%		54%	55%

Operating profit %	24%	24%		21%	23%

Pro forma diluted EPS (1)	$0.69	$0.74	-7%	$1.86	$2.18	-15%

Note: YTD 2012 results include one-time royalty fee benefit of $21 million recorded in second quarter 2012 impacting gross margin.

(1) See table on final page for reconciliation of GAAP EPS to pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Stronger than expected revenue performance continued in the third quarter with fitness and marine delivering exceptional growth,” said Cliff Pemble, president and chief executive officer of Garmin Ltd.  “In addition, the gross and operating margins were strong as we effectively controlled operating expenses. This resulted in $0.69 of pro forma EPS. Given these third quarter results, we are increasing our full year pro forma EPS guidance to $2.40 - $2.45. ”

Outdoor:

The outdoor segment posted a revenue decline of 4% in the quarter as we were unable to replicate our strong third quarter 2012 results. Gross and operating margins within the segment remained strong at 69% and 44%, respectively. During the quarter, we introduced our latest outdoor product family, the VIRB action cameras. The VIRB and VIRB Elite bring new features to the action camera market including color displays, GPS, extended battery life, fitness sensor integration, and ability to control the camera through a range of existing Garmin devices. We anticipate that this new offering and others coming in fourth quarter will accelerate growth in our outdoor segment.

Fitness:

The fitness segment posted revenue growth of 25% in the quarter as our full portfolio of products sold well, led by the Vector power meter and Edge cycling computers. While gross margins declined 370 basis points from the prior year due to the product mix, operating margins were consistent due to the strong revenue growth. In the third quarter, we announced the Forerunner 220 and 620, which will begin delivery in the fourth quarter. Consumer interest in these new running watches is strong due to the exciting new form factor, color display, and ground-breaking new features such as running dynamics and wireless connectivity. We also began shipment of the Edge Touring, designed for navigating by bike, and our first product specifically targeting this unique subset of the cycling community.

Aviation:

The aviation segment posted revenue growth of 15% in the quarter as both OEM and aftermarket contributed to revenue improvement. OEM growth continues to be driven by market share gains in the business jet and helicopter markets, as well as increased content with existing OEM partners. The gross and operating margins in aviation improved year-over-year to 71% and 28%, respectively. While near-term results have been positive, the industry remains challenging and this has been further intensified by the furloughs imposed at the FAA causing short-term delays in certifications and shipments. Though this may create headwinds in the fourth quarter, we continue to be excited about our long-term market share opportunities and will increase our research and development investment accordingly.

Marine:

The marine segment posted revenue growth of 24% in the quarter driven primarily by strong demand for our chartplotters. Unfortunately, the pricing environment for marine electronics has become more competitive, which is putting pressure on gross margins. This is a challenging industry dynamic but we managed operating expenses effectively in the quarter allowing us to generate operating income. We will continue to focus on innovation that will drive market share gains, while closely managing costs to improve long-term profitability.

Auto/Mobile:

The automotive/mobile segment posted a revenue decline of 16% as PND sales continued to decline as forecast. We anticipate PND volumes will continue to decline 20% globally in 2014 and are managing our business accordingly. Gross and operating margins in the quarter were 46% and 17%, respectively, as the segment remains highly profitable even while we continue to invest in research and development efforts related to long-term OEM opportunities. We look forward to seeing evidence of our success with the launch of Garmin navigation in some 2014 Mercedes Benz models.

Additional Financial Information:

Total operating expenses in the quarter were $201 million, a 1% increase from the prior year. Decreased spending in advertising was driven primarily by lower cooperative advertising, which is directly related to sales. This was offset by growing research and development investment in each of our segments while selling, general and administrative expenses were constant. We continue to invest in research and development to foster both near-term and long-term revenue growth opportunities.

The effective tax rate in third quarter 2013 was 15.7%, excluding the $52 million impact of reserve releases associated with specific uncertain tax positions offset by the Taiwan surtax due to this release of reserves, compared to 13.7% in the prior year due to changes in income mix by tax jurisdiction, as well as reduced tax incentives in Taiwan.

In the third quarter, we generated $205 million of free cash flow which continues to fund our quarterly dividend and share repurchase activity, which totaled $14 million in the current quarter. We ended the quarter with cash and marketable securities of almost $2.8 billion.

2013 Guidance Update:

	2013 Update	Prior
Revenue	$2.5 - $2.6 B	$2.5 - $2.6 B
Gross Margin	53 - 54%	53 - 54%
Operating Income	~ $530 M	~ $500 M
Operating Margin	~ 21%	~ 20%
Tax Rate	16%	15%
EPS (Pro Forma)	$2.40 - $2.45	$2.30 - $2.40

We have increased our 2013 guidance to reflect the strong third quarter performance. We now anticipate operating income of approximately $530 million partially offset by a higher effective tax rate resulting in a pro forma EPS range of $2.40 - $2.45.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 30, 2013 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 888-389-5997

An archive of the live webcast will be available until December 27, 2013 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2013, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2013 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2012 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2012 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Edge, Approach and Forerunner are registered trademarks and VIRB and G5000 are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2013	2012	2013	2012
Net sales	$643,637	$672,376	$1,872,156	$1,947,127

Cost of goods sold	290,748	313,321	859,494	882,501

Gross profit	352,889	359,055	1,012,662	1,064,626

Advertising expense	26,251	30,102	77,983	91,952
Selling, general and administrative expense	86,462	86,402	260,769	275,763
Research and development expense	88,427	82,489	272,349	242,510
Total operating expense	201,140	198,993	611,101	610,225

Operating income	151,749	160,062	401,561	454,401

Other income (expense):
Interest income	8,435	7,987	25,512	26,278
Foreign currency gains (losses)	(822)	(6,364)	18,280	(16,124)
Other	1,438	942	3,666	5,064
Total other income (expense)	9,051	2,565	47,458	15,218

Income before income taxes	160,800	162,627	449,019	469,619

Income tax (benefit) provision	(26,869)	22,279	192	56,510

Net income	$187,669	$140,348	$448,827	$413,109

Net income per share:
Basic	$0.96	$0.72	$2.30	$2.12
Diluted	$0.96	$0.72	$2.29	$2.11

Weighted average common
shares outstanding:
Basic	195,325	194,912	195,488	194,834
Diluted	196,300	196,161	196,312	196,171

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	Sept 28,	December 29,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,068,700	$1,231,180
Marketable securities	134,253	153,083
Accounts receivable, net	475,707	603,673
Inventories, net	416,725	389,931
Deferred income taxes	67,437	68,785
Deferred costs	56,749	53,948
Prepaid expenses and other current assets	225,067	35,520
Total current assets	2,444,638	2,536,120

Property and equipment, net	413,675	409,751

Marketable securities	1,594,144	1,488,312
Restricted cash	252	836
Noncurrent deferred income tax	94,734	93,920
Noncurrent deferred costs	39,625	42,359
Other intangible assets, net	221,979	232,597
Other assets	14,179	15,229
Total assets	$4,823,226	$4,819,124

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$151,798	$131,263
Salaries and benefits payable	63,064	55,969
Accrued warranty costs	34,639	37,301
Accrued sales program costs	36,487	57,080
Deferred revenue	255,830	252,375
Accrued royalty costs	34,285	71,745
Accrued advertising expense	16,862	25,192
Other accrued expenses	73,241	69,806
Deferred income taxes	63	332
Income taxes payable	44,060	32,031
Dividend payable	263,704	175,932
Total current liabilities	974,033	909,026

Deferred income taxes	3,516	2,467
Non-current income taxes	121,091	181,754
Non-current deferred revenue	166,165	193,047
Other liabilities	917	1,034

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 195,221,791 shares outstanding at September 28, 2013 and 195,591,854 shares outstanding at December 29, 2012	1,797,435	1,797,435
Additional paid-in capital	87,377	72,462
Treasury stock	(100,912)	(81,280)
Retained earnings	1,701,823	1,604,625
Accumulated other comprehensive income	71,781	138,554
Total stockholders' equity	3,557,504	3,531,796
Total liabilities and stockholders' equity	$4,823,226	$4,819,124

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	Sept 28,	Sept 29,
	2013	2012
Operating Activities:
Net income	$448,827	$413,109
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	36,840	40,025
Amortization	23,629	21,192
(Gain)/Loss on sale of property and equipment	41	(17)
Provision for doubtful accounts	1,023	2,786
Deferred income taxes	2,851	(7,384)
Unrealized foreign currency losses/(gains)	(17,273)	24,974
Provision for obsolete and slow moving inventories	15,965	3,795
Stock compensation expense	15,608	26,364
Realized gains on marketable securities	(2,963)	(1,647)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	128,098	103,039
Inventories	(44,337)	(44,761)
Other current and non-current assets	(18,329)	14,051
Accounts payable	21,936	(20,271)
Other current and non-current liabilities	(60,719)	(63,839)
Deferred revenue	(22,613)	35,277
Deferred cost	(57)	(8,561)
Income taxes payable	(48,256)	(28,098)
Net cash provided by operating activities	480,271	510,034

Investing activities:
Purchases of property and equipment	(41,325)	(26,881)
Proceeds from sale of property and equipment	65	25
Purchase of intangible assets	(1,574)	(5,174)
Purchase of marketable securities	(716,226)	(1,004,021)
Redemption of marketable securities	578,464	735,521
Advances under loan receivable commitment	(173,708)	-
Change in restricted cash	584	(59)
Acquisitions, net of cash acquired	(5,686)	(4,010)
Net cash used in investing activities	(359,406)	(304,599)

Financing activities:
Dividends paid	(263,857)	(253,386)
Purchase of treasury stock under share repurchase plan	(26,926)	-
Purchase of treasury stock related to equity awards	(7,430)	(6,542)
Proceeds from issuance of treasury stock related to equity awards	13,620	10,971
Tax benefit from issuance of equity awards	411	1,810
Net cash used in financing activities	(284,182)	(247,147)

Effect of exchange rate changes on cash and cash equivalents	837	1,625

Net increase/(decrease) in cash and cash equivalents	(162,480)	(40,087)
Cash and cash equivalents at beginning of period	1,231,180	1,287,160
Cash and cash equivalents at end of period	$1,068,700	$1,247,073

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Sept 28, 2013

Net sales	$101,350	$81,007	$55,301	$322,520	$83,459	$643,637
Gross profit	$69,471	$49,328	$27,265	$147,866	$58,959	$352,889
Operating income	$44,107	$26,493	$4,118	$53,848	$23,183	$151,749

13-Weeks Ended Sept 29, 2012

Net sales	$105,572	$64,788	$44,766	$384,393	$72,857	$672,376
Gross profit	$72,420	$41,885	$28,572	$166,007	$50,171	$359,055
Operating income	$48,384	$21,219	$8,378	$65,165	$16,916	$160,062

39-Weeks Ended Sept 28, 2013

Net sales	$284,372	$237,660	$178,344	$919,810	$251,970	$1,872,156
Gross profit	$184,333	$149,368	$91,550	$410,348	177,063	$1,012,662
Operating income	$110,538	$76,026	$16,089	$134,324	$64,584	$401,561

39-Weeks Ended Sept 29, 2012

Net sales	$283,230	$217,815	$168,620	$1,055,786	$221,676	$1,947,127
Gross profit	$186,574	$142,045	$105,205	$476,761	$154,041	$1,064,626
Operating income	$118,032	$76,016	$35,584	$170,208	$54,561	$454,401

Garmin Ltd. And Subsidiaries

Revenue by Geography (Unaudited)

	13-Weeks Ended			39-Weeks Ended
	Sept 28,	Sept 29,	Yr over Yr	Sept 28,	Sept 29,	Yr over Yr
	2013	2012	Change	2013	2012	Change
Net sales	$643,637	$672,376	-4%	$1,872,156	$1,947,127	-4%
Americas	333,448	380,452	-12%	1,002,796	1,068,289	-6%
EMEA	245,659	224,642	9%	692,836	692,673	0%
APAC	64,530	67,282	-4%	176,524	186,165	-5%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes is an important measure. The majority of the Company’s consolidated foreign currency gain or a loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material reserve releases related to completion of audits and/or the expiration of statutes effecting prior periods. This is not reflective of the current effective tax rate. The release of other uncertain tax position reserves, amounting to approximately $10 million in the 2013 periods and $12 million in the 2012 periods, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2013	2012	2013	2012

Net Income (GAAP)	$187,669	$140,348	$448,827	$413,109
Foreign currency (gain) / loss, net of tax effects	$692	$5,493	$(15,475)	$14,184
Income tax benefit due to completion of tax audits and/or expiration of statutes	$(52,180)	-	$(68,716)	-
Net income (Pro Forma)	$136,181	$145,841	$364,636	$427,293

Net income per share (GAAP):
Basic	$0.96	$0.72	$2.30	$2.12
Diluted	$0.96	$0.72	$2.29	$2.11

Net income per share (Pro Forma):
Basic	$0.70	$0.75	$1.87	$2.19
Diluted	$0.69	$0.74	$1.86	$2.18

Weighted average common shares outstanding:
Basic	195,325	194,912	195,488	194,834
Diluted	196,300	196,161	196,312	196,171

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-weeks Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2013	2012	2013	2012

Net cash provided by operating activities	$216,609	$164,901	$480,271	$510,034
Less: purchases of property and equipment	$(11,602)	$(9,455)	$(41,325)	$(26,881)
Free Cash Flow	$205,007	$155,446	$438,946	$483,153